EXHIBIT 99.1

          EBITDA represents net income before interest, taxes, depreciation and amortization.  EBITDA is presented here because NV Energy, Inc. (the “Company”) considers it a supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity.  EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP.  Some of these limitations are:

•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than we do, which will limit its usefulness as a comparative measure.

Because of these limitations, the Company’s management relies primarily on our GAAP results as a measure of the Company’s performance and uses EBITDA on a supplemental basis.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)

NV Energy, Inc.
EBITDA
	Year Ended December 31,
	2008		2007		2006
Net Income Applicable to Common Stock	$208,887		$197,295		$277,451

Interest charges (including AFUDC(1) )	300,857		279,788		311,088
Income taxes	95,354		87,555		145,605
Depreciation and amortization	260,608		235,532		228,875

EBITDA	$865,706		$800,170		$963,019

EBITDA/Interest charges	2.88	x	2.86	x	3.10	x
Total Debt/EBITDA	6.09	x	5.31	x	4.16	x

NV Energy, Inc.

Interest charges (including AFUDC(1) )	$300,857		$279,788		$311,088

Long-term debt	$5,266,982		$4,137,864		$4,001,542
Current maturities of long-term debt	9,291		110,285		8,348
Total Debt	$5,276,273		$4,248,149		$4,009,890

Nevada Power Company
EBITDA
	Year Ended December 31,
	2008		2007		2006
Net Income	$151,431		$165,694		$224,540

Interest charges (including AFUDC(1) )	186,822		174,667		176,612
Income taxes	71,382		78,352		117,510
Depreciation and amortization	171,080		152,139		141,585

EBITDA	$580,715		$570,852		$660,247

EBITDA/Interest charges	3.11	x	3.27	x	3.74	x
Total Debt/EBITDA	5.84	x	4.44	x	3.61	x

Nevada Power Company

Interest charges (including AFUDC(1) )	$186,822		$174,667		$176,612

Long-term debt	$3,385,106		$2,528,141		$2,380,139
Current maturities of long-term debt	8,691		8,642		5,948
Total Debt	$3,393,797		$2,536,783		$2,386,087

Sierra Pacfic Power Company
EBITDA
	Year Ended December 31,
	2008		2007		2006
Net Income	$90,582		$65,667		$57,709

Interest charges (including AFUDC(1) )	72,712		60,735		71,506
Income taxes	37,603		26,009		27,829
Depreciation and amortization	89,528		83,393		87,279

EBITDA	$290,425		$235,804		$244,323

EBITDA/Interest charges	3.99	x	3.88	x	3.42	x
Total Debt/EBITDA	4.81	x	5.03	x	4.39	x

Sierra Pacific Power Company

Interest charges (including AFUDC(1) )	$72,712		$60,735		$71,506

Long-term debt	$1,395,987		$1,084,550		$1,070,858
Current maturities of long-term debt	600		101,643		2,400
Total Debt	$1,396,587		$1,186,193		$1,073,258

(1) Allowance for Funds Used During Construction or Allowance for Borrowed Funds Used During Construction